Exhibit 99.1

FCStone Group, Inc. Key Monthly Performance Metrics for May 2009

KANSAS CITY, MO., June 24, 2009 – FCStone Group, Inc. (NASDAQ:FCSX), a commodity risk management firm, today reported key monthly performance metrics for May 2009, as follows:

•	OTC volume (in thousands) of 24.8 contracts, compared to 30.8 contracts in April 2009 and 114.0 contracts in May 2008;

•	Exchange-traded contract volume (in thousands) of 4,573.8 contracts, compared to 4,151.9 contracts in April 2009 and 7,182.5 contracts in May 2008; and

•	Average customer segregated assets (in millions) of $838.7, compared to $853.8 for April 2009 and $1,612.0 for May 2008.

Please note that effective with today’s release, FCStone is reporting customer segregated assets on a monthly average balance basis. Prior releases included the balance as of the prior month end. While the month-end balance is the metric required for regulatory reporting purposes, management believes a monthly average provides a more representative picture of monthly fund flows and client account activity.

FCStone’s release of selected monthly performance metrics is designed to provide more transparency into the ongoing dynamics of FCStone’s operating environment during the above-referenced time period. The reported performance metrics may fluctuate significantly from month to month, and therefore are not necessarily indicative of the quarterly or annual financial performance of FCStone. In addition, other factors not reflected by the performance metrics may have significant effects on FCStone’s financial performance.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended February 28, 2009, executed 86.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

Investor inquiries:	Media inquiries:
Bill Dunaway,	Brainerd Communicators, Inc.
816-457-6246	Joseph LoBello
billd@fcstone.com	212-986-6667
lobello@braincomm.com